Exhibit 99.2

QUARTERLY FINANCIAL INFORMATION BY SEGMENT (UNAUDITED) (1)
FOR THE TWO-YEAR PERIOD ENDED DECEMBER 31, 2016
(Dollars in thousands)

	Three Months Ended								Years Ended December 31,
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	2015	2016
Operating revenue:
Truckload	$538,341	$555,715	$552,816	$557,242	$492,522	$517,593	$516,692	$521,242	$2,204,114	$2,048,049
Dedicated	135,929	146,812	145,381	152,243	142,911	146,119	156,382	161,491	580,365	606,903
Refrigerated	177,414	185,089	182,181	182,859	169,688	178,162	177,435	180,338	727,543	705,623
Intermodal	90,354	98,507	100,966	100,745	82,548	90,066	92,260	95,283	390,572	360,157
Subtotal	942,038	986,123	981,344	993,089	887,669	931,940	942,769	958,354	3,902,594	3,720,732
Non-reportable segments (2)	91,622	93,869	104,176	118,114	99,248	99,315	89,740	98,046	407,781	386,349
Intersegment eliminations	(18,516)	(20,588)	(20,547)	(21,402)	(19,094)	(19,401)	(19,283)	(17,786)	(81,053)	(75,564)
Consolidated operating revenue	$1,015,144	$1,059,404	$1,064,973	$1,089,801	$967,823	$1,011,854	$1,013,226	$1,038,614	$4,229,322	$4,031,517

Operating income (loss):
Truckload	$56,854	$67,944	$57,012	$75,197	$36,287	$50,475	$47,670	$47,349	$257,007	$181,781
Dedicated	11,073	18,178	14,664	20,143	18,741	20,518	23,607	19,251	64,058	82,117
Refrigerated	8,071	10,906	5,531	11,249	4,785	12,735	(13,524)	9,524	35,757	13,520
Intermodal	(1,243)	1,601	723	3,047	(2,908)	903	358	1,100	4,128	(547)
Subtotal	74,755	98,629	77,930	109,636	56,905	84,631	58,111	77,224	360,950	276,871
Non-reportable segments (2)	245	(153)	(3,009)	12,071	(4,422)	(10,426)	(18,258)	(1,753)	9,154	(34,859)
Consolidated operating income	$75,000	$98,476	$74,921	$121,707	$52,483	$74,205	$39,853	$75,471	$370,104	$242,012

Operating Ratio:
Truckload	89.4%	87.8%	89.7%	86.5%	92.6%	90.2%	90.8%	90.9%	88.3%	91.1%
Dedicated	91.9%	87.6%	89.9%	86.8%	86.9%	86.0%	84.9%	88.1%	89.0%	86.5%
Refrigerated	95.5%	94.1%	97.0%	93.8%	97.2%	92.9%	107.6%	94.7%	95.1%	98.1%
Intermodal	101.4%	98.4%	99.3%	97.0%	103.5%	99.0%	99.6%	98.8%	98.9%	100.2%

Adjusted Operating Ratio (3):
Truckload	87.9%	86.0%	88.4%	85.1%	92.0%	89.3%	89.8%	90.0%	86.8%	90.3%
Dedicated	90.7%	85.9%	88.7%	85.5%	86.0%	84.8%	83.5%	87.0%	87.6%	85.3%
Refrigerated	94.9%	93.4%	96.7%	93.4%	97.1%	92.4%	108.1%	94.3%	94.6%	98.0%
Intermodal	101.6%	98.1%	99.2%	96.6%	103.8%	98.9%	99.6%	98.7%	98.8%	100.2%

(1)
During the first quarter of 2017, Swift Transportation Company (the "Company") reorganized its reportable segments to reflect management’s revised reporting structure of its Dedicated and Refrigerated (formerly "Swift Refrigerated") reportable segments.  In association with the reorganization, the operations of our dedicated grocery line of business, which was previously reported within the Company’s Dedicated segment, will now be reported within the Company's Refrigerated segment.  This will result in all of our temperature-controlled lines of business reporting under the Refrigerated segment.

(2)
The non-reportable segments include the Company's logistics and freight brokerage services, as well as support services that its subsidiaries provide to customers and owner-operators, including repair and maintenance shop services, equipment leasing, and insurance. Intangible amortization related to the 2007 Transactions, certain legal settlements and reserves, and certain other corporate expenses are also included in the non-reportable segments.

(3)	For definition and detailed calculation, refer to the Non-GAAP Reconciliation: Quarterly Adjusted Operating Ratio by Reportable Segment.